Exhibit 10.10

TRADEMARK USE LICENSE AGREEMENT

By this private instrument (“Agreement”).

EDITORA E DISTRIBUIDORA EDUCACIONAL S/A., a closely-held corporation with its principal place of business at Rua Santa Madalena Sofia, No. 2, 3rd floor, Vila Paris, Postal Code 30.380-650, in the municipality of Belo Horizonte, State of Minas Gerais, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance (CNPJ/MF) under No. 38.733.648/0001-40, herein represented in the form of its By-Laws, hereinafter referred to as LICENSOR; and

SOMOS SISTEMAS DE ENSINO S.A., a closely-held corporation with its principal place of business at Rodovia Presidente Dutra, Km 136, Block 03, Module 01, Eugênio de Mello, Postal Code 12.247-004, in the municipality of São José dos Campos, State of São Paulo, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance (CNPJ/MF) under No. 49.323.314/0001-14, herein represented in the form of its By-Laws, hereinafter referred to as LICENSEE.

LICENSOR and LICENSEE are individually referred to as “Party” and, collectively as “Parties”.

Whereas:

(i) LICENSOR engages in publishing activities, non-retail manufacturing and sale of books, teaching materials, publications, digital solutions and other products and provides educational services, all within the private higher education industry;

(ii) LICENSOR identifies the products and services mentioned in item (i) above through several trademarks which are the subject-matter of the registration applications and registrations duly filed with the National Institute of Industrial Property (“INPI”). Among these trademarks, “PITÁGORAS” trademark and its variations are highlighted;

(iii) LICENSEE, directly or through its Affiliates, has an interest in exploring the “PITÁGORAS” trademark and its variations (“Trademarks”), as described in Exhibit I, to identify publishing activities, non-retail manufacturing and sale of books, teaching materials, publications, digital solutions and other products and services exclusively related to the private education industry, within the scope of basic education, including early childhood education, elementary, junior and senior high education, and technical education (“Licensed Products and Services”).

NOW, THEREFORE, the Parties mutually and freely agree to execute this Agreement, which shall be governed in accordance with the following clauses and conditions:

DEFINITIONS

Affiliate means, in relation to a Party, (i) any Person that, directly or indirectly, Controls said Person, is Controlled by said Person or is under common Control with said Person; and

Person means any individual or legal entity, joint-stock company, association, limited-liability company, companies subject to the simplified tax system (“simples”), trust, entity without legal personality, investment fund, government or regulatory bodies and their subdivisions or any other person with or without legal personality.

Section One – SCOPE OF THE LICENSE

1.1. By this Agreement and in the best terms of the law, LICENSOR, in the capacity as owner of the Trademarks and vested in rights to license the use of said trademarks, grants to LICENSEE a non-exclusive, revocable license, for consideration, to use the Trademarks in Brazil and/or abroad, to identify the Licensed Products and Services, always in relation to the specifications of the Trademarks in the INPI.

1.2. Any trademark that has any relation or graphic, phonetic, visual and activity segment similitude with the Trademarks, and which may be deposited by LICENSOR with the INPI or abroad during effectiveness of this Agreement (“New Trademark”) shall be automatically incorporated into this Agreement and the use thereof shall be immediately authorized by LICENSEE, irrespective of written agreement between the parties.

1.2.1 The New Trademark shall be subject to all conditions set forth in the Agreement relating to the Trademark(s) to which it is related or similar, pursuant to the provisions of section 1.2. above.

1.3. LICENSEE shall in no way declare to be the owner of the Trademarks, and it hereby acknowledges that the use of the Trademarks by it shall not generate ownership of or interest in the Trademarks.

1.4. Without prejudice to the provisions of Section 1.3 above, LICENSOR grants LICENSEE all powers to act in defense of the Trademarks, pursuant to the provisions of the sole paragraph of article 139 of Law 9.279/96 (“Industrial Property Law”).

1.4.1 The costs relating to the defense, protection, obtainment, registration and maintenance of the Trademarks shall be incurred by LICENSOR, except if otherwise requested by LICENSOR to LICENSEE, especially in those cases in which the defense of the Trademarks relates to the Licensed Products and Services.

1.4.2 The Parties shall agree in writing on the conditions for reimbursement, by LICENSOR to LICENSEE, in case LICENSEE incurs costs relating to the protection, obtainment, registration and maintenance of the Trademarks for which LICENSOR is liable pursuant to the provisions of section 1.4.1. The instrument of formalization of said conditions shall become an indissociable part of this Agreement.

Section Two – OBLIGATIONS AND LIMITATIONS

2.1. The following are obligations of the LICENSEE:

a) To prepare the Licensed Products and Services with the quality expected by LICENSOR;

b) To use the Trademarks in accordance with the forms of presentation, typography and figurative and graphic aspects informed by LICENSOR;

c) To use capable and qualified professionals for due preparation of the Licensed Products and Services;

d) Not to use the Trademarks in any form that violates or adversely affects the rights of LICENSOR and the reputation, integrity and validity of the Trademarks;

e) Not to use the Trademarks so as to cause confusion in the public and in the consumers between the origin of the Licensed Products and Services and of the products and services of LICENSOR;

f) Neither to register nor to attempt at registering, in Brazil or abroad, any trademark, trade name, domain name, image, logo or other word that is identical or similar to the Trademarks, including, but not limited to, the visual, tridimensional and stylistic aspect of the Trademarks, of any kind, in any branch of activity, without the prior and express written authorization of LICENSOR;

g) To promptly inform LICENSOR whenever they become aware of the existence of any violation of any of the Trademarks, providing LICENSOR with all available information and data to assist it in the proposal of applicable measures against the violator. Pursuant to the provisions of Section 1.4 above, the Parties may act jointly in the filing and conduction of any of these measures.

2.2. The Parties acknowledge and agree that:

a) The Trademarks are and shall remain the exclusive ownership of LICENSOR, and this Agreement shall not be construed so as to represent any impediment for LICENSOR to use or license the Trademarks at any time and for any purpose;

b) LICENSEE may not adversely affect, in any way, the reputation and the Trademarks of

LICENSOR and of its Affiliates, and it shall observe all instructions provided by LICENSOR with respect to the use of the trademarks as from the date of execution of this Agreement, as applicable.

c) The rights and duties originating from this Agreement may be sublicensed, wholly or in part, by LICENSEE to its Affiliates, irrespective of any consent of LICENSOR.

2.2.1 The Parties agree that the rights of the Affiliates under Section 2.2 above shall be automatically extinguished in case the Person benefiting from these rights ceases from being an Affiliate of LICENSEE, except in the event of prior and express consent of LICENSOR.

2.3. The Parties agree that LICENSEE and its Affiliates shall use the Trademarks exclusively to identify the publishing activities, non-retail manufacturing and sale of books, teaching materials, publications, digital solutions and other products and services exclusively related to the private education industry, within the scope of basic education, including early childhood education, elementary, junior and senior high education, and technical education.

2.4. The use by LICENSEE of the Trademarks that are the subject matter of this Agreement for other purposes than those set forth in this Agreement is expressly prohibited.

2.5. Without prejudice to the other applicable measures, in the event of any direct or indirect violation, by LICENSEE, of any right of LICENSOR in relation to the Trademarks, LICENSEE shall indemnify LICENSOR for any and all losses and/or damages (including, but not limited to, court costs and attorneys’ fees) caused to LICENSOR.

Section Three – ROYALTIES

3.1. In consideration for the license of the rights of use of the Trademarks by LICENSOR to LICENSEE pursuant to the provisions this Agreement, LICENSEE shall pay to LICENSOR royalties in accordance with the criteria established in Exhibit II and in the following items of this section.

3.2. All payments of royalties by LICENSEE shall be made in Reais to the bank account held by LICENSOR, the data of which shall be duly informed by LICENSOR to LICENSEE, it being understood that the proof of deposit shall be deemed release with respect to the amount paid.

3.3. Within up to thirty (30) days after disclosure of the quarterly results, LICENSEE shall send to LICENSOR a report on the net revenue in Reais, pursuant to the provisions of Exhibit II, and corresponding royalties covering that period. After receipt of the respective invoice issued by LICENSOR corresponding to said report, LICENSEE shall send the royalties due within ten (10) days.

3.3.1 In the event of any dispute relating to the report of LICENSEE, the Parties shall use all reasonable efforts to resolve it within ten (10) days, and any undisputed amount shall be immediately paid. Upon resolution of the dispute by the Parties, LICENSOR shall issue a specific invoice for payment of the disputed amount, as applicable, and LICENSEE shall pay such invoice within the ten (10) subsequent days.

3.4. If LICENSEE cannot pay the royalties due within the scope of this Agreement, pursuant to the law or other regulation or order, or furthermore, in the event of force majeure or act of God, the amount not sent when due shall be paid to LICENSOR as soon as the transfer is permitted.

3.5. Any late payment shall result in the levy of a fixed fine of one percent (1%) of the overdue amount and interest for late payment calculated at the rate of one percent (1%) per month, levied on a pro rata temporis basis, as from the first day following the lapse of the established term.

3.6. The payment of royalties on the net revenue a revenue of the Licensed Products and Services, in accordance with the criteria established by Exhibit II, shall only be due by LICENSEE to LICENSOR as from January 1st, 2020.

Section Four – EFFECTIVENESS AND TERMINATION

4.1. This Agreement shall be effective for a term of twenty (20) years as from the date of signature hereof, and it shall be automatically renewed for equal and successive periods, in case none of the Parties pronounces otherwise in writing.

4.2. This Agreement may be terminated by mutual agreement of the Parties, formalized in writing.

4.3. In the event of violation of the obligations and duties instituted under this Agreement, the Agreement may be terminated, irrespective of the delivery of prior warning or written notice by the aggrieved party to the breaching party, and without prejudice to the other penalties and provisions set forth herein or in the Law.

4.4. This Agreement may be terminated by LICENSEE if all Trademarks are declared null or if LICENSEE is prevented from using the Trademarks in view of a final and unappealable court order brought by a third part.

4.5. The Parties acknowledge and agree that none of the Parties may terminate this Agreement without just cause.

4.6. Upon termination of this Agreement, for any reason, the license granted hereunder shall immediately cease. In this case, LICENSEE shall immediately cease the use of the Trademarks in the market and it shall not longer display these trademarks in any products or services, agreeing to destroy any promotional materials and other materials containing the Trademarks.

4.6.1 The provisions of Section 4.6 above shall not apply to LICENSEE’ right to sell the products containing the Trademarks it has in the inventory on the date of termination. In this case, LICENSEE shall send to LICENSOR a description of the quantity of products identified by the Trademarks still in the inventory within up to seven (7) business days as from the date of termination, for purposes of control.

Section Five – REGISTRATIONS

5.1. This Agreement may be subject to annotation by the INPI by means of agreement between the Parties, in which case the respective costs shall be incurred by LICENSEE.

Section Six – GENERAL PROVISIONS

6.1. Except as otherwise expressly provided, any change that may occur in the terms and conditions of this Agreement shall only be valid if made by means of a written instrument signed by the Parties.

6.2. Any and all tolerance with respect to noncompliance or irregular compliance with the obligations set forth herein, by any of the Parties, shall not be deemed a novation of or amendment to the provisions hereby agreed, but only a liberality.

6.3. None of the Parties may assign or transfer the rights and obligations under this Agreement without the prior and express consent of the Party, except as provided in Section 2.2 above.

6.4. This Agreement shall be binding upon the Parties, their successors, assignees and joint and several guarantors on any account.

6.5. This Agreement does not establish any employment relationship or joint or subsidiary liability between the Parties in relation to the employees or agents, it being understood that the respective employer shall be solely liable for all expense with these employees or agents, including charges under the applicable labor, social-security or any other applicable legislation.

6.6. This Agreement revokes and substitutes any and all understandings, covenants or agreements previously executed between the Parties, whether oral or written, representing the complete and full understanding between the Parties in relation to the subject matter hereof.

Section Seven – APPLICABLE LAW AND JURISDICTION

7.1. This Agreement shall be governed and construed in accordance with the laws of the Federative Republic of Brazil.

7.2. The parties elect the courts of the Judicial District of São Paulo, State of São Paulo to resolve any issues or litigations resulting from this Agreement, it being understood that the Parties waive any and all other courts, no matter how privileged they may be.

IN WITNESS WHEREOF, the Parties execute this Agreement in two (2) counterparts of same contents and form, in the presence of the two (2) undersigned witnesses, for it to produce its legal effects.

São Paulo, November 6, 2019.

(sgd) (sgd)

EDITORA E DISTRIBUIDORA EDUCACIONAL S/A
Names: Mario Ghio Júnior / Cesar Augusto Silva
Titles: Officer / Officer
(sgd) (sgd)

SOMOS SISTEMAS DE ENSINO S.A.
Names: Mario Ghio Júnior / Cesar Augusto Silva
Titles: Officer / Officer

WITNESSES:
1. (sgd)	2. (sgd)
Isabela Santos Braz (illegible)	Claudia Leticia Lopes
[***]	Executive Assistant
Identity Card (RG): [***]

Stamp of Somos Educação (illegible), initialed.

Stamp of Kroton, Legal Department, initialed.

All pages initialed.

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